EXHIBIT 23.1

Consent of Independent Auditors
The Board of Directors
Kennedy-Wilson Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-174742, No. 333-175002, No.333-175559, No. 333-184752, and No. 333-192059) on Form S-3, the registration statements (No. 333-164928, No. 333-182269 and No. 333-197492) on Form S-8, the registration statement (No. 333-164926) on Form S-1 and the registration statement (No. 333-186690) on Form S-4 of Kennedy-Wilson Holdings, Inc. (a) of our report dated January 16, 2015, with respect to the Statement of Revenues and Certain Expenses of 111 Buckingham for the year ended December 31, 2013 and the related notes which appear in this Current Report on Form 8-K/A of Kennedy-Wilson Holdings, Inc. dated January 16, 2015.

/s/ KPMG
Dublin, Ireland
January 16, 2015